Exhibit 99.1

Revlon Reports First Quarter 2010 Results

NEW YORK--(BUSINESS WIRE)--April 29, 2010--Revlon, Inc. (NYSE: REV) today announced results for the first quarter ended March 31, 2010.

First quarter 2010 results compared to first quarter 2009:

  Net sales of $305.5 million compared to $303.3 million. Excluding the favorable impact of foreign currency fluctuations of $9.0 million, first quarter 2010 net sales declined 2.2%.
  Operating income of $45.4 million compared to $31.6 million.
  Net income of $2.2 million, or $0.04 per diluted share, compared to $12.7 million, or $0.25 per diluted share. Net income in the first quarter of 2010 included $9.7 million of expenses associated with refinancing the Company’s credit facilities, while net income in the first quarter 2009 benefited from a $7.0 million gain on the early extinguishment of debt.
  Net cash provided by operating activities of $31.2 million compared to $17.3 million; Free cash flow1 of $28.0 million compared to $17.5 million.
  Adjusted EBITDA2 of $61.1 million compared to $49.1 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “We continued to execute our business strategy and delivered improved profitability and cash flow in the first quarter of 2010. We remain focused on building our strong brands by launching and appropriately supporting innovative new products, such as Revlon PhotoReady makeup and Revlon ColorBurst lipstick. Also, we improved our capital structure by refinancing our term loan and revolving credit facilities.”

First Quarter 2010 Results

Net sales in the first quarter of 2010 were $305.5 million compared to $303.3 million in the first quarter of 2009. Excluding the favorable impact of foreign currency fluctuations of $9.0 million, net sales decreased by 2.2%. The decline was driven primarily by lower net sales of Almay color cosmetics and Revlon beauty tools, due to the cycling of the 2009 launches of Almay Pure Blends and Revlon Pedi-Expert, respectively, partially offset by higher net sales of Revlon ColorSilk hair color and Revlon color cosmetics. Net sales of Revlon color cosmetics increased primarily due to lower promotional allowances and the benefit of new product launches in the United States during the first quarter of 2010 as compared to the first quarter of 2009. Net sales in the first quarter of 2009 benefited from higher pipeline shipments of second half 2009 new color cosmetics products in the United States.

Effective for periods beginning January 1, 2010, the Company is reporting Canada separately and is reporting South Africa as part of the Europe, Middle East and Africa region. As a result, prior year amounts have been reclassified to conform to this presentation.

In the United States, net sales in the first quarter of 2010 were $182.1 million, a decrease of $8.9 million or 4.7%, compared to $191.0 million in the same period last year. The decline was driven primarily by lower net sales of Almay color cosmetics and Revlon beauty tools, due to the cycling of the 2009 launches of Almay Pure Blends and Revlon Pedi-Expert, respectively, partially offset by higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color. Net sales of Revlon color cosmetics increased primarily due to lower promotional allowances and the benefit of new product launches in the first quarter of 2010 as compared to the first quarter of 2009. Net sales in the first quarter of 2009 benefited from higher pipeline shipments of second half 2009 new color cosmetics products.

In Asia Pacific, net sales in the first quarter of 2010 were $45.9 million, an increase of $4.3 million or 10.3%, compared to $41.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $1.2 million, or 2.9%. The decline was primarily due to lower net sales of Revlon color cosmetics in Australia and Japan, partially offset by higher net sales of Revlon color cosmetics in China.

In Europe, Middle East and Africa, net sales in the first quarter of 2010 were $42.9 million, an increase of $4.6 million or 12.0%, compared to $38.3 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $1.8 million, or 4.7%. The decline was primarily due to lower net sales of Revlon color cosmetics throughout most of the region and Revlon skincare in certain distributor markets.

In Latin America, net sales in the first quarter of 2010 were $20.0 million, an increase of $0.5 million or 2.6%, compared to $19.5 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (including the unfavorable impact of the January 2010 devaluation of Venezuela’s local currency relative to the U.S. dollar), net sales increased $5.8 million, or 29.7%. The increase was primarily due to higher net sales of Revlon ColorSilk hair color, Revlon color cosmetics and other beauty care products. Higher selling prices in Venezuela, given market conditions and inflation, accounted for approximately half of the $5.8 million net sales increase in the region.

In Canada, net sales in the first quarter of 2010 were $14.6 million, an increase of $1.7 million or 13.2% compared to $12.9 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $0.7 million, or 5.4%. The decline was primarily due to lower net sales of Revlon beauty tools.

Operating income in the first quarter of 2010 was $45.4 million compared to $31.6 million in the same period last year. Adjusted EBITDA in the first quarter of 2010 was $61.1 million compared to $49.1 million in the same period last year. Improvements in operating income and Adjusted EBITDA were driven primarily by the realization of previously announced restructuring savings associated with the May 2009 organizational restructuring and lower advertising expenses primarily as a result of lower advertising rates.

Net income in the first quarter of 2010 was $2.2 million, or $0.04 per diluted share, compared to net income of $12.7 million, or $0.25 per diluted share, in the same period last year. Net income in the 2010 first quarter included $9.7 million of expenses associated with the March 2010 refinancing and a foreign currency loss of $2.8 million related to the re-measurement of Revlon Venezuela’s balance sheet as a result of Venezuela’s currency devaluation. Additionally, the first quarter of 2010 provision for income taxes was $7.0 million higher than 2009 due to the favorable resolution of tax matters in the first quarter of 2009 and higher taxable income in certain foreign jurisdictions during the first quarter of 2010. Net income in the first quarter of 2009 benefited from a $7.0 million gain related to the early extinguishment of debt.

Net cash provided by operating activities in the first quarter of 2010 was $31.2 million compared to $17.3 million in the same period last year and free cash flow in the first quarter of 2010 was $28.0 million compared to $17.5 million in the same period last year. The improvement was driven by higher operating income, lower incentive compensation payments and lower interest payments. These improvements were partially offset by restructuring payments made during the first quarter of 2010.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income/(loss) and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Venezuela - Highly-Inflationary Economy and Currency Devaluation

Highly-Inflationary Economy: Effective January 1, 2010, Venezuela was designated as a highly-inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. dollar is the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). Through December 31, 2009, currency translation adjustments of Revlon Venezuela’s balance sheet were reflected in shareholders’ equity as part of Other Comprehensive Income; however subsequent to January 1, 2010 such adjustments are reflected in earnings.

Currency Devaluation: On January 8, 2010, the Venezuelan government announced a devaluation of its local currency (“Bolivars”) relative to the U.S. dollar. In the first quarter of 2010 the devaluation had the impact of reducing reported net sales and operating income by $5.4 million and $1.9 million, respectively. Additionally, to reflect the impact of the currency devaluation, a one-time foreign currency loss of $2.8 million was recorded in January 2010 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. As Venezuela has been designated as a highly-inflationary economy effective January 1, 2010, this foreign currency loss was reflected in earnings for the first quarter of 2010.

Credit Facilities Refinancing

In March 2010, Revlon’s wholly owned operating subsidiary, Revlon Consumer Products Corporation, refinanced its term loan and asset-based revolving credit facilities. The $815 million term loan facility was refinanced with a five-year $800 million term loan facility due in March 2015, and the $160 million revolving credit facility (with nil drawn at December 31, 2009) was refinanced with a four-year $140 million asset-based facility due in March 2014. This refinancing is consistent with the Company’s business strategy of improving its capital structure.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

First Quarter 2010 Results and Conference Call

The Company will host a conference call with members of the investment community on April 29, 2010 at 9:30 A.M. EDT to discuss First Quarter 2010 results. Access to the call is available to the public at www.revloninc.com.

An archive of the webcast will be available at www.revloninc.com from Thursday, April 29, 2010 through Thursday, May 13, 2010. To access a replay of the call, you may dial 1-800-642-1687 or 1-706-645-9291 and use conference ID 67793661.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company. The Company’s vision is glamour, excitement and innovation through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

Footnotes to Press Release

1 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow to (i) evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

2 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management as described above that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) that we remain focused on building our strong brands by launching and appropriately supporting innovative new products, such as Revlon PhotoReady makeup and Revlon ColorBurst lipstick; and (ii) the continued execution of our business strategy to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2009 Annual Report on Form 10-K that we filed with the SEC in February 2010 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2009 and 2010 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses; and (ii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to less than effective new product development and/or less than expected acceptance of our new or existing products under our brands by consumers and/or retail customers, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Net sales	$305.5	$303.3
Cost of sales	108.7	111.0
Gross profit	196.8	192.3
Selling, general and administrative expenses	151.4	160.2
Restructuring costs and other, net	-	0.5

Operating income	45.4	31.6

Other expenses (income):
Interest expense	21.3	24.1
Interest expense - preferred stock dividends	1.6	-
Interest income	(0.2)	(0.2)
Amortization of debt issuance costs	1.7	1.4
Loss (gain) on early extinguishment of debt, net	9.7	(7.0)
Foreign currency losses, net	3.8	2.4
Miscellaneous, net	0.3	0.2
Other expenses, net	38.2	20.9

Income from continuing operations before income taxes	7.2	10.7
Provision for (benefit from) income taxes	5.0	(2.0)
Net income	$2.2	$12.7

Basic income per common share	$0.04	$0.25

Diluted income per common share	$0.04	$0.25

Weighted average number of common shares outstanding:
Basic	51,872,502	51,522,434
Diluted	52,286,722	51,526,486

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$35.8	$54.5
Trade receivables, net	167.5	181.7
Inventories	115.6	119.2
Prepaid expenses and other	52.3	48.2
Total current assets	371.2	403.6
Property, plant and equipment, net	110.3	111.7
Other assets	101.7	96.3
Goodwill, net	182.6	182.6
Total assets	$765.8	$794.2

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$2.1	$0.3
Current portion of long-term debt	18.5	13.6
Accounts payable	73.5	82.4
Accrued expenses and other	213.2	213.0
Total current liabilities	307.3	309.3
Long-term debt	1,104.6	1,127.8
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.0	48.0
Long-term pension and other post-retirement plan liabilities	210.8	216.3
Other long-term liabilities	63.9	68.0
Total stockholders' deficiency	(1,027.2)	(1,033.6)
Total liabilities and stockholders' deficiency	$765.8	$794.2

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Three Months Ended
	March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net income	$2.2	$12.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14.4	15.5
Amortization of debt discount	0.3	0.2
Stock compensation amortization	1.3	2.0
Loss (gain) on early extinguishment of debt, net	9.7	(7.0)
Amortization of debt issuance costs	1.7	1.4
Gain on sale of certain assets	-	(1.6)
Pension and other post-retirement expense	3.8	7.4
Change in assets and liabilities:
Decrease in trade receivables	6.7	6.7
Decrease (increase) in inventories	3.5	(0.2)
Increase in prepaid expenses and other current assets	(9.1)	(6.6)
Increase in accounts payable	8.8	16.2
Increase (decrease) in accrued expenses and other current liabilities	8.7	(10.5)
Pension and other post-retirement plan contributions	(5.8)	(4.6)
Purchase of permanent displays	(10.7)	(11.9)
Other, net	(4.3)	(2.4)
Net cash provided by operating activities	31.2	17.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3.3)	(2.1)
Proceeds from the sale of certain assets	0.1	2.3
Net cash (used in) provided by investing activities	(3.2)	0.2

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(13.0)	(4.0)
Borrowings under the 2006 Revolving Credit Facility, net	-	4.0
Borrowings under the 2010 Revolving Credit Facility, net	10.5	-
Repayments under the 2006 Term Loan Facility	(815.0)	-
Borrowings under the 2010 Term Loan Facility	786.0	-
Repayment of long-term debt	-	(35.3)
Payment of financing costs	(15.4)	-
Net cash used in financing activities	(46.9)	(35.3)

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash used in discontinued operating activities	-	(0.1)
Net cash used in discontinued operations	-	(0.1)

Effect of exchange rate changes on cash and cash equivalents	0.2	(1.4)
Net decrease in cash and cash equivalents	(18.7)	(19.3)
Cash and cash equivalents at beginning of period	54.5	52.8
Cash and cash equivalents at end of period	$35.8	$33.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$12.5	$18.5
Preferred stock dividends	$1.6	$-
Income taxes, net of refunds	$2.5	$2.3

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$2.4	$0.6

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Reconciliation to net income:

Net income	$2.2	$12.7

Interest expense, net	22.7	23.9
Amortization of debt issuance costs	1.7	1.4
Loss (gain) on early extinguishment of debt, net	9.7	(7.0)
Foreign currency losses, net	3.8	2.4
Miscellaneous, net	0.3	0.2
Provision for (benefit from) income taxes	5.0	(2.0)
Depreciation and amortization	15.7	17.5

Adjusted EBITDA	$61.1	$49.1

REVLON, INC. AND SUBSIDIARIES
UNAUDITED FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$31.2	$17.3

Less capital expenditures	(3.3)	(2.1)
Plus proceeds from the sale of certain assets	0.1	2.3

Free cash flow	$28.0	$17.5

REVLON, INC. AND SUBSIDIARIES
UNAUDITED GEOGRAPHIC NET SALES DETAIL
(dollars in millions)

Effective for periods beginning January 1, 2010, the Company is reporting Canada separately (previously Canada was included in the Europe region) and is reporting South Africa as part of the Europe, Middle East and Africa region (previously South Africa was included in the Asia Pacific region). As a result, prior year amounts have been reclassified to conform to this presentation.

	Three Months Ended				Year Ended
	Mar 31,	Jun 30,	Sep 30,	Dec 31,	Dec 31,
	2009	2009	2009	2009	2009
United States	$191.0	$186.2	$183.7	$187.0	$747.9
Asia Pacific	41.6	45.5	51.7	50.3	189.1
Europe, Middle East and Africa	38.3	45.6	44.6	55.3	183.8
Latin America	19.5	27.2	29.0	33.2	108.9
Canada	12.9	17.3	17.2	18.8	66.2
Total Net Sales	$303.3	$321.8	$326.2	$344.6	$1,295.9

Note: The unaudited financial information above is being provided in connection with the Company's earnings call on April 29, 2010. It should be read in conjunction with the Company's SEC filings, including its Annual Report on Form 10-K filed with the SEC on February 25, 2010 and Quarterly Report on Form 10-Q to be filed with the SEC on April 29, 2010.

CONTACT:
Revlon, Inc.
Investor Relations & Media Contact:
Elise Garofalo
Senior Vice President, Treasurer and Investor Relations
212-527-5264